Daktronics, Inc. Announces Third Quarter Fiscal 2014 Results

Brookings, S.D. – February 18, 2014 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2014 third quarter net sales of $115.4 million, operating income of $3.6 million and net income of $2.9 million, or $0.07 per diluted share, compared to net sales of $111.1 million, operating income of $1.1 million and net income of $2.7 million, or $0.06 per diluted share, for the third quarter of fiscal 2013.   Fiscal 2014 third quarter orders were $153.2 million compared to $134.3 million for the third quarter of fiscal 2013. Backlog at the end of the fiscal 2014 third quarter was $170 million, compared with a backlog of $149 million a year earlier and $132 million at the end of the second quarter of fiscal 2014.

Net sales, operating income, net income and earnings per share for the nine months ended January 25, 2014 were $415.7 million, $29.7 million, $20.4 million and $0.47 per diluted share, respectively. This compares to $393.8 million, $28.6 million, $20.9 million and $0.49 per diluted share, respectively, for the same period in fiscal 2013.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $30.0 million for the first nine months of fiscal 2014, compared to $26.6 million for the same period in fiscal 2013.  Cash and marketable securities at the end of the third quarter of fiscal 2014 were $81.2 million, which compares to $64.7 million at the end of fiscal 2013 and $50.1 million at the end of the third quarter of fiscal 2013.

"We are pleased with our third quarter financial results for fiscal 2014. For the quarter, our order volume included a number of multi-million dollar video system orders in the Live Events and Commercial business units and included over $20 million of third-party advertising orders. Due to the cyclical nature of our sports business and outdoor construction season, our third quarter historically is our lowest performing quarter, however our overall sales and operating income levels improved over last year due to an increase in order activity.” said Reece Kurtenbach, president and chief executive officer.

Gross profit levels were higher compared to the third quarter of fiscal 2013 due to increased utilization of manufacturing and services infrastructure and lower warranty expense as a percentage of sales as compared to the same period last year. Operating expenses in the third quarter of fiscal 2014 decreased by approximately one percent as a percentage of sales to 22 percent compared to 23 percent in the third quarter of fiscal 2013.

Orders
Order volumes can be cyclical based on sports and construction season with large multi-million dollar orders greatly impacting any one quarter. Orders convert to sales as we produce, ship, install, and service our customers based on delivery dates and factory capacity.

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Orders in the Commercial business unit increased approximately 31 percent in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013. The increase in orders was primarily due to an increase in orders for digital billboards. In addition, we booked three large video contracts totaling $9.3 million.

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Orders in the Live Events business unit increased approximately 49 percent in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013. The increase in orders is due to the award of three orders for video display systems in NFL stadiums totaling $47.7 million for the quarter.

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Orders in the Schools and Theatres business unit increased by approximately eight percent for the third quarter of fiscal 2014 compared to the same period in fiscal 2013. The increase in orders was primarily the result of increased interest in larger video display systems for high schools.

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Orders in the Transportation business unit declined approximately 58 percent for the third quarter of fiscal 2014 compared to the same period in fiscal 2013. The decrease in orders was primarily the result of the volatility in the timing of orders.

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Orders in the International business unit decreased approximately 24 percent for the third quarter of fiscal 2014 over the third quarter of fiscal 2013. The decrease is due to the historic volatility in timing on large orders. We continue to see a pipeline of opportunities in the International business unit.

Outlook
Reece Kurtenbach added, “During the fourth quarter, we will begin production for the large NFL projects. These orders along with the strong backlog in other areas, provide us optimism we will finish the year with a modest growth in sales and operating income as compared to last fiscal year."

"We continue to see opportunities in the worldwide market place and are optimistic about future potential for sales in all markets. To continue to support forecasted demand, we have committed to an approximately $4 million manufacturing facility expansion expected to be completed by early fall 2014. The expansion will allow for increased capacity and flexibility for module production and assembly work. In addition, we recently completed the installation of additional manufacturing equipment to increase the through-hole video module capacity by three times its previous output in our Minnesota facility, ensuring project lead times meet customer expectations. We anticipate spending approximately $16 million in capital expenditures during fiscal 2014."

"Our teams are focused on delivering value to our customers. Our product development teams continue to drive forward our platform strategy by enhancing our display and control system platforms. We continue to focus on our goals to increase profitability by continuing to work on supplier and manufacturing quality, product reliability, and overall operational efficiencies in all areas."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2013 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013

Net sales	$115,369	$111,050	$415,730	$393,840
Cost of goods sold	86,280	84,001	307,774	288,049
Gross profit	29,089	27,049	107,956	105,791

Operating expenses:
Selling expense	13,188	13,652	40,110	39,528
General and administrative	6,685	6,717	20,788	20,148
Product design and development	5,649	5,611	17,330	17,477
	25,522	25,980	78,228	77,153
Operating income	3,567	1,069	29,728	28,638

Nonoperating income (expense):
Interest income	290	386	945	1,165
Interest expense	(62)	(28)	(189)	(151)
Other (expense) income, net	(237)	(193)	(351)	(224)

Income before income taxes	3,558	1,234	30,133	29,428
Income tax expense (benefit)	687	(1,476)	9,753	8,493
Net income	$2,871	$2,710	$20,380	$20,935

Weighted average shares outstanding:
Basic	43,039	42,343	42,772	42,206
Diluted	43,613	42,539	43,397	42,447

Earnings per share:
Basic	$0.07	$0.06	$0.48	$0.50
Diluted	$0.07	$0.06	$0.47	$0.49

Cash dividends declared per share	$0.090	$0.615	$0.300	$0.730

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 25, 2014	April 27, 2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$55,940	$40,676
Marketable securities	25,290	24,052
Accounts receivable, net	66,320	63,227
Inventories, net	57,149	49,045
Costs and estimated earnings in excess of billings	32,139	39,355
Current maturities of long-term receivables	5,063	4,807
Prepaid expenses and other assets	5,690	6,185
Deferred income taxes	12,444	12,755
Income tax receivables	1,304	46
Total current assets	261,339	240,148

Long-term receivables, less current maturities	8,866	11,325
Goodwill	4,548	3,306
Intangibles, net	2,752	1,181
Advertising rights, net and other assets	641	772
Deferred income taxes	1,147	1,061
	17,954	17,645
PROPERTY AND EQUIPMENT:
Land	2,356	1,497
Buildings	59,464	57,012
Machinery and equipment	70,143	65,600
Office furniture and equipment	16,106	16,118
Computer software and hardware	43,389	41,745
Equipment held for rental	868	868
Demonstration equipment	7,481	8,400
Transportation equipment	4,439	4,026
	204,246	195,266
Less accumulated depreciation	141,570	133,641
	62,676	61,625
TOTAL ASSETS	$341,969	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 25, 2014	April 27, 2013
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,499	$38,651
Accrued expenses	21,651	24,331
Warranty obligations	13,618	13,933
Billings in excess of costs and estimated earnings	16,352	14,245
Customer deposits (billed or collected)	18,868	12,375
Deferred revenue (billed or collected)	8,584	9,112
Current portion of other long-term obligations	773	356
Income taxes payable	747	1,689
Total current liabilities	117,092	114,692

Long-term warranty obligations	12,054	11,213
Long-term deferred revenue (billed or collected)	5,874	4,424
Other long-term obligations, less current maturities	2,972	843
Total long-term liabilities	20,900	16,480
TOTAL LIABILITIES	137,992	131,172

SHAREHOLDERS' EQUITY:
Common stock	43,588	37,429
Additional paid-in capital	29,219	27,194
Retained earnings	131,322	123,750
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(143)	(118)
TOTAL SHAREHOLDERS' EQUITY	203,977	188,246
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$341,969	$319,418

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 25, 2014	January 26, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,380	$20,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,678	11,614
Amortization	274	171
Amortization of premium/discount on marketable securities	170	140
(Gain) loss on sale of property and equipment	(90)	33
Share-based compensation	2,206	2,344
Excess tax benefits from share-based compensation	(106)	(61)
Provision for doubtful accounts	(47)	(197)
Deferred income taxes, net	619	(258)
Change in operating assets and liabilities	5,159	(1,466)
Net cash provided by operating activities	39,243	33,255

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,421)	(6,799)
Proceeds from sale of property and equipment	182	175
Purchases of marketable securities	(9,432)	(13,301)
Proceeds from sales or maturities of marketable securities	8,000	12,820
Acquisition, net of cash acquired	(1,298)	—
Net cash used in investing activities	(11,969)	(7,105)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(1,460)
Proceeds from exercise of stock options	4,607	1,146
Excess tax benefits from share-based compensation	106	61
Principal payments on long-term obligations	(3,682)	—
Dividends paid	(12,808)	(30,859)
Net cash used in financing activities	(11,777)	(31,112)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(211)	43
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,286	(4,919)

CASH AND CASH EQUIVALENTS:
Beginning of period	40,628	29,423
End of period	$55,914	$24,504

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	January 25, 2014	January 26, 2013	January 25, 2014	January 26, 2013
Net Sales:
Commercial	$39,016	$30,997	$117,690	$109,127
Live Events	33,428	26,528	146,680	121,641
Schools & Theatres	11,010	11,778	47,750	51,639
Transportation	13,531	23,546	41,811	57,713
International	18,384	18,201	61,799	53,720
	$115,369	$111,050	$415,730	$393,840
Orders:
Commercial	$48,400	$36,988	$123,522	$113,622
Live Events	70,442	47,391	174,002	132,285
Schools & Theatres	10,976	10,183	44,669	48,106
Transportation	8,371	19,972	34,048	59,504
International	15,053	19,776	63,238	64,667
	$153,242	$134,310	$439,479	$418,184

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Nine Months Ended
	January 25, 2014	January 26, 2013
Net cash provided by operating activities	$39,243	$33,255
Purchases of property and equipment	(9,421)	(6,799)
Proceeds from sales of property and equipment	182	175
Free cash flow	$30,004	$26,631

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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